                                                               EXHIBIT (a)(1)(E)

                                BANKRATE, INC.
                       11811 U.S. Highway One, Suite 101
                        North Palm Beach, Florida 33408
                                August __, 2001

Dear Option Holder:

     On behalf of Bankrate, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options (the "Old Options") granted under the Company's 1997 Equity Compensation Plan, dated July 1997, (the "1997 Plan") and the Company's 1999 Equity Compensation Plan, dated March 1999, as amended and restated (the "1999 Plan"), for new options the Company will grant under the 1997 Plan or the 1999 Plan, as applicable (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's offer to exchange dated July 3, 2001 (the "Offer of Exchange") and the related letter of transmittal.

     The Offer expired at 12:00 midnight, Eastern time, on August __, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange on August __, 2001 tendered Old Options exercisable for a total of ____________ shares of Common Stock and canceled all such Old Options.

     The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of Common Stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the terms and conditions of the Offer, you have the right to receive a New Option under the 1997 Plan or the 1999 Plan, as applicable, exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such New Options. For Old Options under the 1997 Plan tendered to the Company, New Options will be granted pursuant to, and be subject to the terms and conditions of the 1997 Plan and a stock option agreement with the Company that you will receive before the New Options are granted. For Old Options under the 1999 Plan tendered to the Company, New Options will be granted pursuant to, and be subject to the terms and conditions of, the 1999 Plan and a stock option agreement with the Company that you will receive after the New Options are granted. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that:

   . the per share exercise price under the New Options will equal the fair market value of the Common Stock on the date the Company grants the New Option; and

   . each New Option will be exercisable immediately upon the date of grant to the same extent the corresponding tendered Old Option that is accepted for exchange would have been exercisable at the date of grant of the New Option had the tendered Old Option not been cancelled. The remaining New Options will become exercisable in accordance with your current exercise schedule.

     In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the New Option on or about February __, 2002. After that time, as described in the Offer to Exchange, you will receive a New Option agreement that will be executed by you and the Company.

     In accordance with the terms of the Offer, you must be an employee of the Company or one of its subsidiaries from the date you tendered Old Options through the date the Company grants the New Options to receive your New Option. If for any reason you do not remain an employee, director, or eligible consultant, you will not receive a New Option or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employ of the Company or any of its subsidiaries.

     If you have any questions about your rights in connection with the grant of a New Option, please call the undersigned at (561) 630-1230.

                                              Sincerely,


                                              Robert J. DeFranco
                                              Senior Vice President
                                              Chief Financial Officer

                                 Attachment A

                            [Name of Option Holder]


Number of Option Shares Subject to Tendered Old        Exercise Price of Tendered Old Option Accepted for
Option Accepted for Exchange                           Exchange

_____________________________________________          ______________________________________________

_____________________________________________          ______________________________________________

_____________________________________________          ______________________________________________

_____________________________________________          ______________________________________________


Number of option shares subject to New Options to be granted to you on or about February __, 2002: __________